Exhibit 99.2
QUESTCOR BOARD AUTHORIZES SHARE REPURCHASE PROGRAM
Union City, CA – March 3, 2008 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today announced that at its regularly scheduled meeting on February 29, 2008, its Board of Directors authorized the repurchase of up to 7,000,000 shares, which is approximately 10 percent of the Company’s outstanding common stock. As of December 31, 2007, Questcor had 70.1 million common shares outstanding.
Stock repurchases under this program may be made through open market or privately negotiated transactions in accordance with all applicable laws, rules and regulations. The transactions may be made from time to time and in such amounts as management deems appropriate and will be funded from available working capital. The number of shares to be repurchased and the timing of repurchases will be based on several factors, including the price of the Company’s common stock, general business and market conditions, and other investment opportunities. The stock repurchase program does not have an expiration date and may be limited or terminated at any time by the Board of Directors without prior notice.
“Our Board’s decision to authorize this repurchase program reflects our commitment to building value for our common shareholders,” said Don Bailey, President and CEO. “This decision follows our repurchase in February of all of our outstanding Series A Preferred Stock from Shire Pharmaceuticals. Our progress to date with our new strategy for Acthar has allowed us to devote resources to our investments in research and development programs that have the potential to enhance long-term shareholder value. In addition, our progress has put us in a position to authorize this repurchase program, which we believe represents an excellent use of our resources and has the potential to generate improved returns to our shareholders,” Mr. Bailey concluded.
During February, the Company announced that it had completed the repurchase of the outstanding 2,155,715 shares of Series A Preferred Stock from Shire Pharmaceuticals, Inc. for cash consideration of $10.3 million or $4.80 per share (the closing price of Questcor’s common stock on February 19, 2008). The existence of the Series A Preferred Stock had resulted in a complex capital structure that limited the Board’s flexibility in developing a long-term strategy for the Company and required the Company to take into consideration the interests of parties other than the holders of the Company’s common stock in various matters.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that owns two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®, and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
415-896-6820
Julie Huang
646-443-6963
Matt Selinger
415-896-6817